Exhibit 16.1

May 23, 2023

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Re: Intelligent Group Limited

Dear Commissioners:

We have read the Registration Statements on Form F-1 dated May 23, 2023 of Intelligent Group Limited (the “Registrant”) and are in agreement with the statements contained under the section of Change in Registrant’s Certifying Accountant as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ Friedman LLP

New York, New York